EXHIBIT 7
Execution Version

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of May 21, 2013, by and among Ms. Siu Ling Chan, a Hong Kong resident (Hong Kong identity card no. P725946(1)), (the “Selling Stockholder”), Mr. Tung Lam, a Hong Kong resident (Hong Kong identity card no. P665194(5)) and husband of the Selling Stockholder (“Mr. Lam”), and (ii) Shanghai RAAS Blood Products Co., Ltd. (the “Buyer”), a company incorporated under the law of People’s Republic of China (the “PRC”).

WHEREAS:

1.          China Biologic Products, Inc. (the “Company”) is a company established under the laws of the State of Delaware with its principal office located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, PRC;

2.          The Selling Stockholder desires to sell certain shares of the Company’s common stock, with a par value of $0.0001 each (“Common Shares”) to the Buyer, and Buyer desires to purchase such Common Shares from the Selling Stockholder, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          PURCHASE AND SALE OF COMMON STOCK.

a.           Purchase and Sale of Common Stock.  Upon the terms and subject to the conditions set forth in this Agreement, the Selling Stockholder agrees to sell to the Buyer, and the Buyer agrees to purchase from the Selling Stockholder, at the Closing, 2,657,660 shares of common stock of the Company (the “Shares”), free and clear of any and all liens, pledges or other encumbrances, limitations or restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such Common Shares) (“Encumbrances”) except for the HK Lawsuit (as defined below) and the restricted nature of the Shares under Rule 144 of the 1933 Act (as defined below) and the applicable state securities laws, which represented approximately 9.90% of the issued and outstanding share capital of the Company as of April 30, 2013 based on a total of 26,845,101 outstanding Common Shares of the Company as of such date as disclosed in the latest Company Commission Reports (as defined below) of the Company.

b.           Purchase Price. The purchase price for the Shares shall be US$20 per Share (the “Per Share Purchase Price”), and the aggregate purchase price for the Shares shall be US$53,153,200 (the “Purchase Price”). The parties hereto further agree that if the Closing does not occur within one year after the date hereof but within two years after the date hereof, the Per Share Purchase Price shall be adjusted to be an amount equal to the higher of (i) the product of (a) the basic net income per share of common stock for the fiscal year 2013 to be determined in accordance with the United States generally accepted accounting principles and disclosed in the Annual Report on Form 10-K for the year ended December 31, 2013 multiplied by (b) 13, and (ii) US$20 per Share. The parties hereto further agree to negotiate in good faith to determine the then Per Share Purchase Price if (i) the Closing occurs after two years following the date hereof and (ii) the parties hereto have elected in writing to continue to perform this Agreement despite the automatic termination provision in Section 9(m).

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c.           Closing Date.  The closing of the sale and purchase of the Shares (the “Closing”) shall take place as soon as possible, and in no event later than three (3) Business Days following the satisfaction (or waiver, if applicable) of the conditions set forth in Sections 5 and 6 below, or at such other time as the Buyer and the Selling Stockholder may mutually agree in writing.  The Closing shall occur at such place as the Selling Stockholder and the Buyer may collectively designate.  For purposes of this Agreement, “Business Day” means any a day, other than Saturday, Sunday or other day on which commercial banks in New York, Beijing or Hong Kong are authorized or required by applicable law to close.  The date of the Closing is hereinafter referred to as the “Closing Date”.

d.           Payment and Closing Deliverables.  At the Closing, the Selling Stockholder shall deliver to the Buyer (or its designee),

(i)      Originals of one or more certificates evidencing the Shares to be sold by the Selling Stockholder, accompanied by duly executed (and notarized, if required) irrevocable stock powers in such form as required by the transfer agent, with any required transfer stamps affixed thereto;

(ii)      A duly executed letter of instruction from the Selling Stockholder, in such form as required by the transfer agent, instructing the transfer agent to transfer the Shares to the Buyer;

(iii)      A duly executed letter from the Company, in such form as required by the transfer agent, authorizing the transfer agent to complete the transfer of Shares to the Buyer; and

(iv)      Such other documents as may be required by the transfer agent in order to complete the transfer of the Shares from the Selling Stockholder to the Buyer.

At the Closing, simultaneous against delivery by the Selling Stockholder of the items described above in this Section 1(d), the Buyer shall deliver to an escrow agent collectively designated by the Selling Stockholder and the Buyer (the “Escrow Agent”) the Purchase Price for the Shares, by wire transfer of immediately available funds to an account designated by the Escrow Agent three Business Days prior to the Closing Date. The Buyer agrees to procure that the Purchase Price deposited with the Escrow Agent shall be released to the Selling Stockholder within three Business Days after receipt by the Buyer of originals of one or more certificates evidencing the Shares registered in the name of the Buyer. The parties hereto agree to procure that if the Buyer terminates this Agreement pursuant to Section 9(m) after the deposit of the Purchase Price with the Escrow Agent and prior to the receipt by the Buyer of the originals of one or more stock certificates evidencing the Shares registered in the name of the Buyer, such Purchase Price shall be released to the Buyer (or its designee) within three Business Days after such termination.

2.          REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER.

The Selling Stockholder and Mr. Lam, jointly and severally, represent and warrant to the Buyer as of the date hereof and as of the Closing Date that:

a.           Authorization; Enforcement; Validity.  This Agreement has been duly and validly executed and delivered by each of the Selling Stockholder and Mr. Lam, and is a valid and binding obligation of each of the Selling Stockholder and Mr. Lam enforceable against each of them in accordance with the respective terms herein.

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b.           No Conflicts.  The execution and delivery by the Selling Stockholder of this Agreement, and the performance by the Selling Stockholder of her obligations hereunder, as of the date hereof do not and as of the Closing Date will not (i) violate or contravene any provision of applicable law or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Selling Stockholder, (ii) violate or contravene the certificate of incorporation or by-laws of the Company, or (iii) violate or contravene, or require any consent or other action by any person or entity under, constitute a default under, any agreement, contract or note binding upon the Selling Stockholder.

c.           Ownership of Shares.   As of the date hereof, Ms. Siu Ling Chan legally and beneficially owns 5,362,624 Common Shares (the “Ms. Chan Shares”). The Shares have been duly authorized and validly issued and are fully paid and non-assessable.  The Selling Stockholder is, and on the Closing Date will be, the record and beneficial owner of the Shares, free and clear of any Encumbrance except for the HK Lawsuit and the restricted nature of the Shares under Rule 144 of the 1933 Act and the applicable state securities laws. The Selling Stockholder has the legal right and power, and all authorization and approval required by law, to enter into this Agreement and to sell, transfer and deliver the Shares. To the Knowledge of the Selling Stockholder and Mr. Lam, that certain pending lawsuit in the High Court of the Hong Kong Special Administrative Region, Court of First Instance against the Selling Stockholder, Mr. Lam and certain other co-defendants (Action No. 1424 of 2012, the “HK Lawsuit”) is the only adverse claim and outstanding dispute in respect of any Ms. Chan Shares. The Selling Stockholder and/or Mr. Lam has not entered into any binding agreement (written or oral) with, or made any promise that remains effective as of the date hereof to, any third party with respect to the transfer (or restriction on transfer), creation of any Encumbrance, disposition, registration or voting of any of Ms. Chan Shares or the interest therein. Except as expressly indicated otherwise, as used in this Agreement, “Knowledge” means, with respect to the Selling Stockholder and/or Mr. Lam, the knowledge of such Selling Stockholder and/or Mr. Lam, in each case, after due inquiry.

d.           Delivery of Shares.  Delivery of the stock certificates registered in the name of the Buyer (or its designee) pursuant to this Agreement will pass valid title to such Shares to the Buyer (or its designee), free and clear of any Encumbrance, except for the HK Lawsuit and the restricted nature of the Shares under Rule 144 of the 1933 Act and the applicable state securities laws..

e.           No Directed Selling Efforts.  The Selling Stockholder, or any person acting on behalf of the Selling Stockholder, has not directed any selling efforts in the United States with respect to the Shares as to bring the sale of such Shares within the registration provisions of the United States Securities Act of 1933 (the “1933 Act”), as amended, rules promulgated thereunder, or any state securities laws.  Subject to the accuracy of the Buyer’ representations herein, the sale and purchase of the Shares hereunder are exempted from the registration requirements of the United States federal and state securities laws.

f.             No Approvals.  No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution and delivery of this Agreement, the performance by the Selling Stockholder of its obligations hereunder or in connection with the sale and delivery of the Shares hereunder or the consummation of the transactions contemplated by this Agreement.

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g.           Company Reporting Obligations.  To the knowledge of the Selling Stockholder and Mr. Lam, as of the date that the Selling Stockholder resigned as a director of the Company, the Company had filed or furnished all forms, statements, certifications, reports and documents, including amendments thereto, required to be filed, furnished or submitted by it with the United States Securities and Exchange Commission (the “SEC”) (collectively, the “Company Commission Reports”).  To the knowledge of the Selling Stockholder and Mr. Lam, each of the Company Commission Reports that bears the signature of the Selling Stockholder has been filed on a timely basis as required under the U.S. Securities Exchange Act of 1934, as amended.  To the knowledge of the Selling Stockholder and Mr. Lam, each of the Company Commission Reports that bears the signature of the Selling Stockholder as of the date of its filing or being furnished or submitted with the SEC did not, and the information contained therein considered as a whole as of the date that the Selling Stockholder resigned as a director of the Company did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  As used in this Section 2(g), “knowledge” means, with respect to the Selling Stockholder and/or Mr. Lam, the knowledge of such Selling Stockholder and/or Mr. Lam, in each case, after due inquiry as of the date that the Selling Stockholder resigned as a director of the Company.

3.          BUYER’ REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants to the Selling Stockholder as of the date hereof and as of the Closing Date that:

a.           Sophistication of Buyer.  By reason of its business or financial experience and its due diligence, the Buyer is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with this investment.

b.           Accredited Investor Status.  The Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D as promulgated by the SEC under the 1933 Act.

c.           Investment Purpose.  The Buyer is acquiring the Shares for its own account and not with a view toward, or for resale in connection with, the distribution thereof; provided, however, that by making the representations herein, the Buyer does not agree to hold the Shares for any minimum or other specific term, and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

d.           Reliance on Exemptions.  The Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Selling Stockholder is relying in part upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Shares.

e.           Transfer or Resale.  The Buyer understands that the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless subsequently registered thereunder or sold, assigned or transferred pursuant to an exemption from registration under the 1933 Act.

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f.             Legends. The Buyer understands that the stock certificates representing the Shares, except as set forth below, may bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT, OR PURSUANT TO EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT.

The legend set forth above shall not be removed in respect of the Shares and the Company’s transfer agent shall not issue a stock certificate without such legend to the holder thereof, unless (i) the Shares are registered for resale under the 1933 Act and the Shares have been sold in compliance with applicable prospectus delivery requirements, (ii) such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Shares may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Shares have been sold, assigned or transferred pursuant to Rule 144 under the 1933 Act.

g.           Authorization; Enforcement; Validity.  This Agreement has been duly authorized by the board of directors of the Buyer. Upon the approval of the shareholders of the Buyer (if required by applicable law or its charter documents), this Agreement will be duly and validly authorized, executed and delivered by the Buyer, and will be a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with the respective terms herein.

4.          COVENANTS.

a.           General.  Subject to any contrary provision in this Agreement, each party hereto will use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Sections 5 and 6, as applicable). Without limiting the generality of the foregoing, the Selling Stockholder and Mr. Lam shall use best efforts to (x) procure the occurrence of the Closing and cause the transfer agent to issue to the Buyer certificates evidencing the Shares registered in the name of the Buyer at or as soon as practicable after the Closing in any event within ten Business Days after the Closing, and (y) defend themselves in the HK Lawsuit (to the extent the HK Lawsuit affects the Shares). Without limiting the generality of the foregoing, the Buyer shall use its best efforts to procure the occurrence of the Closing, to make recommendation to its shareholders for the transactions contemplated in this Agreement, to obtain shareholders’ approval for the transactions if required by applicable law or its charter documents, and to obtain all authorization and approval from competent governmental authorities or agencies that are required for the consummation of the transactions contemplated under this Agreement. For the avoidance of doubt, the parties hereto acknowledge and agree that (i) the determination of “best efforts” with respect to the Selling Stockholder and Mr. Lam for the purpose of this Section 4(a) and Section 4(d) below shall take into account the fact that neither the Selling Stockholder nor Mr. Lam controls or has any influence over the management, policies or operations of the Company and (ii) the determination of “best efforts” with respect to the Buyer’s obligation to obtain all authorization and approval from competent governmental authorities or agencies that are required for the consummation of the transactions contemplated under this Agreement shall take into account the fact that the Buyer may not do anything beyond providing application documents and engaging in any actions as required or allowed by applicable law and/or the competent governmental authorities or agencies.

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b.           Stock Splits and Like Events.  If after the date hereof and prior to Closing, the number of common stock is increased or decreased as a result of a stock dividend, a subdivision or split-up of common stock, a combination or reverse stock split of common stock, or any other similar event, the number of Shares to be sold by the Selling Stockholder hereunder and the Purchase Price for such Shares shall be appropriately and equitably adjusted to reflect the intent of the agreement set forth in Section 1(a).

c.           Extraordinary Actions.  Between the date hereof until the Closing, the Selling Stockholder undertakes not to agree to (including by voting against any such proposed action ) any merger with or into or consolidation with another corporation that would result in any reclassification or reorganization of common stock, any sale or conveyance to another corporation or entity of the assets or other properties of the Company as an entirety or substantially as an entirety, or any other extraordinary corporate actions or transactions if such actions or transactions require the vote or consent of the Selling Stockholder.

d.           Undertaking.  The Selling Stockholder shall (i) use her commercially reasonable efforts to obtain, as soon as possible after the date hereof, a duly executed copy of the Registration Rights Agreement in the form reasonably satisfactory to the Buyer between the Company and the Buyer, and (ii) if and to the extent any consent or authorization from the Company is required to complete the transfer of the Shares to the Buyer, use her best efforts and take all necessary actions to obtain, as soon as possible after the date hereof, a duly executed letter from the Company evidencing such consent or authorization.

e.           Restriction on Transfer; Change of Share Capital of the Company. Without the written consent of the Buyer, the Selling Stockholder shall not transfer, pledge or otherwise dispose any of Ms. Chan Shares or the interest therein on or prior to the Closing without the consent of the Buyer, or discuss, negotiate or enter into any agreement (written or oral) with any third party with respect to the transfer (or restriction on transfer), creation of any Encumbrance, disposition, registration or voting of any Ms. Chan Shares or the interest therein, except for any transfer, pledge, disposal or creation of Encumbrance imposed by the competent court in connection with the HK Lawsuit. The Selling Stockholder further acknowledges and agrees that if and to the extent that the number of Common Shares outstanding as of the Closing is higher or lower than 26,845,101, the Buyer shall have the right to adjust the number of the Common Shares to be purchased pursuant to this Agreement such that the adjusted number shall represent 9.90% of the total outstanding Common Shares of the Company at the Closing. In such case, the Purchase Price shall be adjusted accordingly based on the then applicable Per Share Purchase Price and the number of the Common Shares so adjusted. The Selling Stockholder further agrees to use her commercially reasonable efforts to inquire the number of Common Shares outstanding as of the Closing from the Company.

f.             Agreements by Mr. Lam. By signing this Agreement, Mr. Lam hereby consents to the transfer of the Shares by the Selling Stockholder to the Buyer pursuant to this Agreement, and waives any and all of his rights against the Selling Stockholder with respect to such transfer under any contract or applicable law. Mr. Lam further agrees to procure the Selling Stockholder to duly perform, and to be jointly liable for, any and all of her obligations hereunder.

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5.          CONDITIONS TO THE OBLIGATION OF THE SELLING STOCKHOLDER TO SELL.

The obligation of the Selling Stockholder to consummate the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the sole benefit of the Selling Stockholder and (except as expressly provided below) may be waived by the Selling Stockholder at any time in her sole discretion by providing the Buyer with prior written notice thereof:

a.           No provision of any applicable law shall prohibit the consummation of the Closing.

b.           The representations and warranties given by the Buyer herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.

c.           The Buyer will have delivered to the Selling Stockholder a certificate, dated the Closing Date, certifying the satisfaction of the conditions specified in Sections 5(a) and (b).

6.          CONDITIONS TO THE BUYER’ OBLIGATION TO PURCHASE.

The obligation of the Buyer to consummate the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion by providing the Selling Stockholder with prior written notice thereof:

a.           No provision of any applicable law or any judgment, order or decree of any governmental body, agency or court shall prohibit the consummation of the Closing.

b.           The representations and warranties given by the Selling Stockholder herein shall be true and correct in all material respects (except for the representations and warranties set forth in Sections 2(a), (b), (c) and (f) which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time, and the Selling Stockholder shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Selling Stockholder at or prior to the Closing Date.

c.           The Selling Stockholder shall be ready and able to deliver to the Buyer valid title to the Shares to be sold by her and to consummate the Closing. Except for the HK Lawsuit, there must not have been made or threatened by any person to the Selling Stockholder or Mr. Lam any claim asserting that such person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Shares, or (b) is entitled to all or any portion of the Shares.

d.           The Buyer has obtained its shareholders’ approval if required by applicable law or its charter documents and all authorization and approval from competent governmental authorities or agencies that are required for the consummation of the transactions contemplated under this Agreement.

e.           The Company has not taken any action or indicated its intention to prevent or delay the consummation of the transactions contemplated herein including amending or interpreting the current stockholder rights plan of the Company in a way adverse to the Buyer or the transactions contemplated herein.

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f.             Since the date hereof, there shall not have been any event, circumstance, change, fact, development or condition that, individually or in the aggregate, has a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole.

g.           The Selling Stockholder will have delivered to the Buyer a certificate, dated the Closing Date, certifying the satisfaction of the conditions specified in Sections 6(a), (b), (c) and (e) ((e) subject to the Knowledge of the Selling Stockholder and Mr. Lam).

7.          CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS.

a.           Each party hereto agrees to keep any oral or written information received from any other party hereto with respect to such other party, this Agreement or the terms hereof and the transaction contemplated herein confidential, and will not disclose any foregoing information to any third party without consent of the other parties, except as legally required or to any representative or affiliate who is bound by a similar obligation of confidentiality.

b.           The parties hereto acknowledge that (1) the Selling Stockholder and/or the Buyer may be required to file with the SEC such schedules and forms as may be required under Section 13(d) and Section 16 of the 1934 Act, as applicable (collectively, the “SEC Filings”) and (2) the Buyer may be required to make such public disclosure with respect to the transactions contemplated hereby, report such transactions to the local branch of the China Securities Regulatory Commission (the “CSRC”) established at the place of registration of the Buyer , and apply to the CSRC for its approval on such transactions as required by the PRC law and regulations governing listed companies (collectively, the “CSRC Filings”), which SEC Filings and CSRC Filings may need to contain as an exhibit thereto a copy of this Agreement, and nothing contained in this Section 7 is intended to limit or restrict such ability to file such SEC Filings and CSRC Filings or any amendments thereto, provided that the Selling Stockholder shall provide the Buyer with a reasonable opportunity to review and comment upon such SEC Filings, or any amendments thereto, prior to filing the same with the SEC (provided that the Buyer shall respond promptly so that the Selling Stockholder may make such SEC Filings timely). The covenants set forth in this Section 7 will survive any termination of this Agreement.

8.          INDEMNIFICATION.

8.1 Indemnification. The Selling Stockholder and Mr. Lam hereby agree to, jointly and severally, indemnify, defend and hold harmless the Buyer and its affiliates, directors, officers, agents and assigns from and against any and all liabilities, claims, losses (including actual losses, but excluding any loss of profit or opportunity or any other form of consequential losses) and costs (including, without limitation, all reasonable legal fees and any related expenses) arising, directly or indirectly, out of or in connection with (i) any inaccuracy in or breach or nonperformance of any representation, warranty, covenant or agreement made by the Selling Stockholder in this Agreement, or (ii) any present or future dispute (including without limitation the HK Lawsuit) on any Ms. Chan Shares or claim of any person asserting that such person is the holder of, is entitled to any interest in, or has the right to acquire or to obtain beneficial ownership of any Ms. Chan Shares despite the Buyer’s knowledge of such dispute or claim on the date hereof or the Closing Date.

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8.2  Limitation. The aggregate amount of all damages for which the Selling Stockholder and Mr. Lam shall be liable to the Buyer pursuant to this Agreement including this Section 8.1 shall not exceed the Purchase Price for the Shares.

9.          GOVERNING LAW; MISCELLANEOUS.

a.           Governing Law.  This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation shall be governed by and be construed in according with the laws of the Hong Kong Special Administrative Region of the PRC.

b.           Dispute Resolution.  Any disputes, controversy or claim arising out of or in connection with this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with this Section 9(b).  The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules.  The arbitration shall be decided by a tribunal of one (1) arbitrator mutually appointed by the Buyer and the Selling Stockholder.  In the event the Buyer and the Selling Stockholder are unable to agree on the arbitrator, such arbitrator shall be appointed by the HKIAC in accordance with the HKIAC Rules.  Arbitration proceedings shall be conducted in Mandarin Chinese.  The award of the arbitration tribunal shall be final and conclusive and binding upon the parties.  Notwithstanding the foregoing, any party shall be free to seek interim or permanent equitable or injunctive relief, or both, from any court having jurisdiction to grant the same.

c.           Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

d.           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other parties hereto and the Buyer has obtained the shareholders’ approval for the transactions contemplated under this Agreement; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature. After the execution of this Agreement, the Buyer will submit application documents to the competent governmental authorities or agencies for the purpose of obtaining permits and authorizations required for the transactions contemplated in this Agreement.

e.           Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

f.             Severability.  If any provision of this Agreement shall be held by a competent court to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.  Upon a determination that any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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g.           Entire Agreement; Amendments.  This Agreement, including all schedules and exhibits hereto, supersedes all other prior oral or written agreements between the Buyer, the Selling Stockholder, their affiliates and persons acting on their behalf with respect to the matters discussed herein.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

h.           Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is electronically generated and kept on file by the sending party); or (iii) three days after deposit with an internationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Selling Stockholder and Mr. Lam:

Ms. Siu Lin Chan; Mr. Tung Lam

14B Yue Liang Building, Hualing-Yu-Jing,

Fuzhou, Fujian Province, China, 350001

Email: lam.tung@hotmail.com

If to the Buyer:

No. 55, Beidou Road, Minhang District

Shanghai 200245, PRC

Fax: 021-64301713

i.            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that the Buyer may assign some or all of its rights hereunder to any of its affiliates and designate any of its affiliates to be the buyer and record holder of the Shares without the consent of the Selling Stockholder, provided, however, that (i) any such assignment shall not release the Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Selling Stockholder have consented to such assignment and assumption, which consent shall not be unreasonably withheld and (ii) any such assignee shall be able to make and shall make the same representations as set forth in Section 3 hereof as the Buyer.

j.            No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

k.          Survival.  All representations, warranties, covenants and agreements of contained in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations.

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l.            Further Assurances.  Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

m.           Termination.  This Agreement may be terminated at any time prior to the receipt by the Buyer of originals of the stock certificates evidencing the Shares registered in the name of the Buyer (i) by mutual written consent of the Buyer and the Selling Stockholder, (ii) if any party shall have committed a material breach and such breach remains uncured within 15 days after written notice thereof or failed to perform any material provision of this Agreement, by the non-breaching party; (iii) automatically if the final and non-appealable court order or judgment in connection with the HK Lawsuit requires the Selling Stockholder to transfer all of the Shares to any third party and renders the Selling Stockholder unable to perform this Agreement, or (iv) by the Buyer if the final and non-appealable court order or judgment in connection with the HK Lawsuit requires the Selling Stockholder to transfer a portion (i.e. not all) of the Shares to any third party so as to reduce the number of Common Shares legally and beneficially owned by the Selling Stockholder to be less than 9.90% of the then total outstanding Common Shares of the Company or any preliminary or temporary order, decree or injunction of any governmental body, agency or court prohibits the transfer of any of the Shares (for the avoidance of doubt, the Buyer shall have the right to elect to not terminate this Agreement and purchase such portion of Shares as not subject to such judgment, order, decree or injunction).  Notwithstanding any provision hereof, this Agreement shall terminate automatically on the second anniversary of the date hereof if the Closing does not occur by then unless the parties hereto have agreed otherwise by then in a written extension agreement. Nothing in this Section 9(m) shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement prior to its termination or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.  The provisions of Sections 7, 8 and 9 shall survive any termination hereof pursuant to this Section 9(m). Notwithstanding anything to the contrary in this Agreement, the Buyer agrees that neither the Selling Stockholder nor Mr. Lam shall be held liable in the event that this Agreement is terminated pursuant to Sections 9(m)(iii) and 9(m)(iv), provided that they shall have been using best efforts to defend themselves in the HK Lawsuit (to the extent the HL Lawsuit affects the Shares).

n.           Taxes and Expenses.  All taxes in connection with this Agreement and the sale and purchase of the Shares shall be borne by the relevant party hereto payable by such party according to laws and regulations of its jurisdiction. All costs and expenses incurred in connection with this Agreement and the sale and purchase of Shares hereunder (including any brokerage, finder’s or other fee or commission) shall be paid by the party incurring such cost or expense.

o.           Waiver; Remedies; Specific Performance.  No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.  The parties hereto hereby agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

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p.           Language. This Agreement is made and executed in both English and Chinese. Each of the English and Chinese versions of this Agreement shall have equal validity and legal effect. In the event that there is any discrepancy between the English and Chinese versions of this Agreement, the Chinese version shall prevail.

* * * * * *

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IN WITNESS WHEREOF, the Buyer, the Selling Stockholder and Mr. Lam have caused this Stock Purchase Agreement to be duly executed as of the date first written above.

SELLING STOCKHOLDER:		MR. LAM:

/s/ Siu Ling Chan		/s/ Tung Lam
Ms. Siu Ling Chan		Mr. Tung Lam

BUYER:

Shanghai RAAS Blood Products Co., Ltd

By:	/s/ Yuewen Zheng
Name: Yuewen Zheng
Title: Chairman of the Board

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